Exhibit 99.2

Black Spade Acquisition Co

Announces Closing of $150 Million Initial Public Offering

HONG KONG— July 20, 2021 – Black Spade Acquisition Co (the “Company”) today announced the closing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units began trading on the New York Stock Exchange (the “NYSE”) under the ticker symbol “BSAQU” beginning July 16, 2021. Each unit consists of one of the Company’s Class A ordinary shares and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the NYSE under the symbols “BSAQ” and “BSAQWS,” respectively.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets. Although the Company may pursue an initial business combination opportunity in any industry or any region, it is focused on identifying a business combination target that can benefit from the extensive collective network, knowledge and experience of the Company’s founder and management team that is related to or in the entertainment industry, with a focus on enabling technology, lifestyle brands, products, or services and entertainment media. While the Company intends to pursue opportunities globally, it will focus on opportunities with existing or future growth potential underpinned by the transformative consumption forces in Asia, an area in which its founder and management team can contribute significantly with their extensive network, knowledge and experience.

Citigroup Global Markets Inc. is acting as the sole bookrunner for this offering. JonesTrading Institutional Services LLC and Loop Capital Markets LLC are acting as co-managers for this offering. The public offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, via telephone at 1-800-831-9146 or via email prospectus@citi.com.

A registration statement relating to the securities became effective on July 15, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the Company’s plans with respect to the target industry for a potential business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Lea Sze

Black Spade Acquisition Co

Suite 2902, 29/F, The Centrium, 60 Wyndham Street, Central, Hong Kong

+852 3955 1316

lea.sze@blackspadeacquisition.com